Exhibit 5.1

March 5, 2015

HSBC USA Inc.

424 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

We have acted as special counsel to HSBC USA Inc., a Maryland corporation (the “Company”), in connection with the Company’s offering of $1,250,000,000 aggregate principal amount of the Company’s 1.700% Senior Notes due March 5, 2018 (the “2018 Fixed Rate Notes”), $1,750,000,000 aggregate principal amount of the Company’s 2.350% Senior Notes due March 5, 2020 (the “2020 Fixed Rate Notes”) and $300,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due March 3, 2017 (the “2017 Floating Rate Notes” and, together with the 2018 Fixed Rate Notes and the 2020 Fixed Rate Notes, the “Securities”) pursuant to a registration statement on Form S-3 (No. 333-180289). Such registration statement, as amended as of its most recent effective date (February 26, 2015), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), is herein called the “Registration Statement,” and the prospectus, dated March 22, 2012, as supplemented by the prospectus supplement thereto, dated February 26, 2015, is herein called the “Prospectus.” The Securities were issued under an indenture dated as of March 31, 2009 as supplemented by the First Supplemental Indenture dated as of March 22, 2012 (together, the “Indenture”), in each case between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

HSBC USA, Inc., p. 2

(c)	an executed copy of the Underwriting Agreement, dated February 26, 2015, between the Company and the several underwriters named in Schedule I thereto;

(d)	an executed copy of the Indenture; and

(e)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinion, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Maryland, of the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, a copy of which is filed as Exhibit 5.2 to the Current Report on Form 8-K of HSBC USA Inc. dated March 5, 2015 (the “March 2015 8-K”), and our opinion is subject to all of the limitations and qualifications contained therein. Except insofar as we have assumed the correctness of matters relating to the law of the State of Maryland, our opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the March 2015 8-K. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

HSBC USA, Inc., p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Leslie N. Silverman
Leslie N. Silverman, a Partner